Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PHUNWARE

The following discussion and analysis of Phunware’s financial condition and results of operations should be read in conjunction with its consolidated financial statements and related notes that are filed as Exhibit 99.1 to this Form 8-K. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect Phunware’s plans, estimates and beliefs. Phunware’s actual results could differ materially from those discussed in the forward-looking statements. Please see the section entitled “Cautionary Note Regarding Forward-Looking Statements” included in the Stellar Acquisition III Form S-4 filed with the Securities and Exchange Commission on November 13, 2018. Factors that could cause or contribute to these differences include those discussed below and elsewhere, particularly in the section entitled “Risk Factors” contained within the Stellar Acquisition III Form S-4 filed with the Securities and Exchange Commission on November 13, 2018.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

References to “we”, the “Company”, “us” and “our” are references to Phunware, Inc.

Overview

Phunware offers a fully integrated software platform that equips companies with the products, solutions and services necessary to engage, manage and monetize their mobile application portfolios globally at scale. According to comScore’s 2017 Mobile App Report, consumers spend 66% of their total digital time with mobile devices (smartphones and tablets), and 87% of their mobile time in mobile apps (vs. on mobile web). (Source: comScore 2017 Mobile App Report) Given this reality, brands must establish a strong identity on mobile, especially on devices and platforms specific to the Apple iOS and Google Android operating systems and ecosystems. We help brands define, create, launch, promote, monetize and scale their mobile identities as a means to anchor the digital transformation of their customers’ journeys and brand interactions. Our MaaS platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship.

We create, license and manage category-defining mobile experiences for brands and their application users worldwide. We have successfully expanded our addressable market reach into various important and fast-growing markets: mobile cloud software, media, data science and cryptonetworking. Since our founding in 2009, our goal has been to use our software platform within the application portfolios of the world’s largest companies and brands to create a massive database of proprietary Phunware IDs. Phunware IDs are unique identifiers assigned to a mobile device when it becomes first visible across our network of mobile application portfolios. We measure and accumulate Phunware IDs every month through queries that count unique devices that access our mobile application portfolio across our network of mobile applications that we have developed and/or support. The data collected from our Phunware IDs contributes to our data subscription services and application transaction revenue product lines by helping companies and brands boost campaign performance, target high-value users, maximize conversions and optimize spend.

We offer our platform as SaaS, DaaS and application transactions. Our business model includes recurring subscriptions, reoccurring application transactions and services, often as one-year to five-year software or data licenses, or transaction-based media insertion orders. We prioritize our sales and marketing efforts first on recurring SaaS and DaaS subscriptions, second on reoccurring transactions and third on application transactions. Our target customers are enterprise companies with large digital, mobile, marketing and information technology budgets and spending that are enacting digital transformation in their businesses. These include companies from all vertical markets, including, for example, Fox Networks Group in Media and Entertainment, Cedars Sinai in Healthcare, Kohl’s in retail, Ft. Lauderdale Airport in Aviation, Brickell City Center in Real Estate, AT&T in Sports and the City of Las Vegas in Government.

Acquisition History

We have a history of acquisitions enhancing our MaaS platform, media and data capabilities including GoTV Networks, Inc. in 2011; TapIt Media Group, Inc. in 2012; and 30 Second Software, Inc. (DBA Digby), Simplikate Systems, LLC and Odyssey Mobile Marketing, Ltd. in 2014. The purchase prices of acquired businesses have been allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

Most of the businesses we have acquired did not have a significant amount of tangible assets. The majority of our identifiable intangible assets from these acquisitions were from trade names, customer relationships and technology acquired. We utilized a third-party valuation firm to assist us in the valuation of the acquired intangibles and the resulting allocation of purchase price for all acquisitions. There are three basic approaches to determining the fair value of an asset: the income approach, the market approach and the cost approach. In making assumptions about valuation and useful lives, we considered the unique nature of each acquisition. As of December 31, 2017, we had $0.9 million in intangible assets (net of accumulated amortization) and $25.9 million in goodwill.

Application of these approaches involves the use of estimates, judgment and assumptions, such as future cash flows and selection of comparable companies. Future changes in our assumptions or the interrelationship of those assumptions may negatively impact future valuations. In the future, measurements of fair value and adverse changes in discounted cash flow assumptions could result in an impairment of goodwill or intangible assets that would require a non-cash charge to the combined consolidated statements of operations and may have a material effect on our financial condition and operating results.

Intangible assets, including trade names, customer relationships, and technology acquired are recorded at cost less accumulated amortization and our definite-lived intangibles are amortized using a method that reflects our best estimate of the pattern in which the economic benefit of the related intangible asset is utilized.

Intangible assets deemed to have indefinite useful lives are not amortized and are subject to impairment tests on an annual basis or whenever events or circumstances indicate impairment may have occurred. Impairment exists if the carrying value of goodwill or the indefinite-lived intangible asset exceeds its fair value. For other intangible assets subject to amortization, impairment is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset.

We perform our annual impairment testing of goodwill and intangibles with indefinite lives as of October 1 of each year, and whenever events or circumstances indicate that impairment may have occurred. Events or circumstances that could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, significant changes in our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

We have determined that we have one reporting unit, and we have made assumptions about revenue, expenses, and growth rates, based on our forecasts, business plans, economic projections, anticipated future cash flows and marketplace data. To date, our tests have indicated that there have been no impairment of intangibles and no impairment of goodwill related to our business combinations.

We may choose in the future to expand by making acquisitions that could be material to the business. However, we do not have agreements or commitments for any further material acquisitions at this time. We cannot specify with certainty the particular uses for any acquisitions we have made or may make.

Key Business Metrics

Our management regularly monitors certain financial measures to track the progress of its business against internal goals and targets. We believe that the most important of these measures include backlog and deferred revenue and dollar-based revenue retention rate.

Backlog and Deferred Revenue. Backlog represents future amounts to be invoiced under our current agreements. We generally sign multiple-year platform subscriptions and services contracts and invoice an initial annual amount at contract signing followed by subsequent annual invoices. At any point in the contract term, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenues, deferred revenue, accounts receivable or elsewhere in our consolidated financial statements, and are considered by us to be backlog. We expect backlog to fluctuate up or down from period to period for several reasons, including the timing and duration of customer contracts, varying billing cycles and the timing and duration of customer renewals. We reasonably expect approximately half of our backlog as of September 30, 2018 and December 31, 2017 will be invoiced during the subsequent 12-month period, primarily due to the fact that our contracts are typically two to three years in length.

In addition, our deferred revenue consists of amounts that have been invoiced but that have not yet been recognized as revenues as of the end of a reporting period. The majority of our deferred revenue balance consists of platform subscription revenues that are recognized ratably over the contractual period. Together, the sum of deferred revenue and backlog represents the total billed and unbilled contract value yet to be recognized in revenues, and provides visibility into future revenue streams.

The following table sets forth the backlog and deferred revenue:

	Period Ended September 30,		Period Ended December 31,
	2018	2017	2017	2016
	(in thousands)		(in thousands)
Backlog	$17,518	$24,933	$20,307	$15,660
Deferred revenue	8,152	7,303	8,209	4,718
Total backlog and deferred revenue	$25,670	$32,236	$28,516	$20,378

Dollar-based Revenue Retention Rate, based on platform subscriptions and services revenue. Phunware calculated dollar-based revenue retention rate, based on platform subscriptions and services revenue, expressed as a percentage, by dividing (1) total revenue in the current 12-month period from those customers who were customers during the prior 12-month period by (2) total revenue from the customers in the prior 12-month period. Phunware believes that our ability to retain our customers and expand their use of our solutions over time is an indicator of the stability of our revenue base and the long-term value of our customer relationships. Our revenue retention rate provides insight into the impact on current period revenue of the number of new customers acquired during the prior 12-month period, the timing of our implementation of those new customers, growth in the usage of our solutions by our existing customers and customer attrition. If our revenue retention rate for a period exceeds 100%, this means that the revenue retained during the period including expansion and upsells more than offset the revenue that we lost from customers that did not renew their contracts during the period. Our revenue retention rate may decline or fluctuate as a result of a number of factors, including customers’ satisfaction or dissatisfaction with our platform, pricing, economic conditions or overall reductions in our customers’ spending levels.

The following table sets forth the dollar-based revenue retention rates:

	Period Ended September 30,		Period Ended December 31,
	2018	2017	2017	2016
Dollar-based revenue retention rate	97%	132%	141%	98%

Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA are non-GAAP financial measures. Management uses these measures (1) to compare operating performance on a consistent basis, (2) to calculate incentive compensation for its employees, (3) for planning purposes including the preparation of its internal annual operating budget, and (4) to evaluate the performance and effectiveness of operational strategies. Accordingly, we believe that these measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management.

 For more information about Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA and a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA, see the section entitled “Selected Consolidated Financial and Other Data of Phunware—Use of Non-GAAP Financial Measures.”

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
	(in thousands )		(in thousands )		(in thousands )
Adjusted gross profit (1)	$2,533	$3,692	$15,808	$10,019	$11,771	$19,463
Adjusted gross margin (1)	48.6%	49.7%	64.8%	46.4%	44.0%	41.1%
Adjusted EBITDA (2)	$(3,200)	$(8,181)	$(5,054)	$(18,486)	$(24,073)	$(13,462)

(1)	Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures. We believe that Adjusted Gross Profit and Adjusted Gross Margin provide supplemental information with respect to margin regarding ongoing performance. We define Adjusted Gross Profit as total revenue less cost of revenue, adjusted to exclude stock-based compensation and amortization of intangible assets. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of total revenue.

(2)	Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides helpful information with respect to operating performance as viewed by management, including a view of our business that is not dependent on (i) the impact of our capitalization structure and (ii) items that are not part of day-to-day operations. We define Adjusted EBITDA as net income (loss) plus (1) interest expense, (2) income tax benefit (expense), (3) depreciation, (4) amortization, and further adjusted for (5) stock-based compensation expense. The reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods presented is as follows. See “—Use of Non-GAAP Financial Measures” below for additional information.

The following tables present a reconciliation of Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA to gross profit and net loss, the most directly comparable financial measures calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
	(in thousands)		(in thousands )		(in thousands )
Gross profit	$2,508	$3,510	$15,737	$9,445	$11,008	$18,542
Add back: Amortization of intangibles	11	180	39	560	740	882
Add back: Stock-based compensation	14	2	32	14	23	39
Adjusted gross profit	2,533	3,692	15,808	10,019	11,771	19,463
Adjusted gross margin	48.6%	49.7	64.8%	46.4	44.0%	41.1%

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
	(in thousands )		(in thousands )		(in thousands )
Net income (loss )	$(3,520)	$(8,713)	$(6,212)	$(19,877)	$(25,938)	$(16,297)
Add back: Depreciation and amortization	98	331	340	1,111	1,438	1,834
Less : Interest expense	(148)	(177)	(533)	(195)	(397)	(686)
Less : Income tax benefit (expense)	-	-	-	-	88	(68)
EBITDA	(3,274)	(8,205)	(5,339)	(18,571)	(24,191)	(13,709)
Add Back: Stock-based compensation	74	24	285	85	118	247
Adjusted EBITDA	$(3,200)	$(8,181)	$(5,054)	$(18,486)	$(24,073)	$(13,462)

Use of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue or net income (loss), as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include;

●	Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating its ongoing operating performance for a particular period;

●	Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations, and;

●	other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations to Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA by relying primarily on its GAAP results and using Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA only for supplemental purposes. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA include adjustments for items that may not occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time. For example, it is useful to exclude non-cash, stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and these expenses can vary significantly across periods due to timing of new stock-based awards. We may also exclude certain discrete, unusual, one-time, or non-cash costs, including transaction costs and the income tax impact of adjustments in order to facilitate a more useful period-over-period comparison of its financial performance. Each of the normal recurring adjustments and other adjustments described in this paragraph help management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

Components of Results of Operations

There are a number of factors that impact the revenue and margin profile of the services and technology offerings we provide, including, but not limited to, solution and technology complexity, technical expertise requiring the combination of products and types of services provided, as well as other elements that may be specific to a particular client solution.

Revenue and Gross Profit

Platform Subscriptions and Services Revenue. Subscription revenue is derived from software license fees, which comprise subscription fees from customers licensing our MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

We typically receive cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate us to provide PCS over a fixed term. We are unable to establish vendor-specific objective evidence (VSOE) of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, we recognize revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, we also provide professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Platform subscriptions and services gross profit is equal to subscriptions and services revenue less the cost of personnel and related costs for our support and professional services employees, external consultants, stock-based compensation and allocated overhead. Costs associated with our development and project management teams are generally recognized as incurred. As a result, platform subscriptions and services gross profit may fluctuate from period to period.

Application Transaction Revenue. We also generate revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, we generally recognize revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and we recognize revenue at the time the user views, clicks, or otherwise acts on the ad. We sell ads through several offerings: cost per thousand impressions, cost per click, and cost per action. In addition, we generate application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

Application transaction gross profit is equal to application transaction revenue less cost of revenue associated with application transactions. Application transaction gross profit is impacted by the cost of direct premium, performance and network cost as well as based on the activity of mobile users viewing ads and marketing engagements through mobile applications. As a result, our application transaction gross profit may fluctuate from period to period due to variable activity of mobile users.

Gross Margin

Gross margin measures gross profit as a percentage of revenue. Gross margin is generally impacted by the same factors that affect changes in the mix of subscriptions and services and application transactions with generally higher gross margins coming from the sale of platform subscriptions and services.

Operating Expenses

Our operating expenses include sales and marketing expenses, general and administrative expenses, research and development expenses and amortization of acquired intangible assets.

Sales and Marketing Expense. Sales and marketing expense is comprised of compensation, commission expense, variable incentive pay and benefits related to sales personnel, along with travel expenses, other employee related costs, including share based compensation and expenses related to marketing programs and promotional activities. We immediately expense sales commissions related to acquiring new customers and expansion or upsells from existing customers.

General and Administrative Expense. General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and share-based compensation, bad debt expenses and other administrative costs such as facilities expenses, professional fees and travel expenses. Following the completion of this offering, we expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and listing standards of NASDAQ, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of our total revenue from period to period.

 Research and Development Expense. Research and development expenses consist primarily of employee compensation costs and overhead allocation. We believe that continued investment in our platform is important for our growth. We expect our research and development expenses will increase as our business grows.

Interest Expense and Other Income (Expense)

Interest expense and other income (expense) include interest expense associated with our outstanding debt and costs associated with this debt, which may include debt extinguishment cost and a factoring financing arrangement. We also may seek to finance strategic acquisitions in the future with the proceeds from additional debt incurrences, which may have an impact on its interest expense.

Income Tax Benefit (Expense)

We are subject to U.S. federal income taxes, state income taxes net of federal income tax effect and nondeductible expenses. Our effective tax rate will vary depending on permanent non-deductible expenses and other factors.

Results of Operations

The following tables set forth our consolidated financial data in dollar amounts and as a percentage of total revenue.

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2018	2017	2018	2017	2017	2016
Net revenues	$5,215	$7,427	$24,380	$21,585	$26,722	$47,370
Cost of revenues	2,707	3,917	8,643	12,140	15,714	28,828
Gross profit	2,508	3,510	15,737	9,445	11,008	18,542
Operating expenses :
Sales and marketing	1,241	2,935	4,573	8,623	10,721	12,832
General and administrative	2,937	6,382	10,744	11,922	14,795	11,269
Research and development	1,671	2,722	5,689	8,580	11,108	9,877
Total operating expenses	5,849	12,039	21,006	29,125	36,624	33,978
Operating loss	(3,341)	(8,529)	(5,269)	(19,680)	(25,616)	(15,436)
Other income (expense):
Interest expense	(148)	(177)	(533)	(195)	(397)	(686)
Fair value adjustment for warrant liabilities	—	—	(54)	—	—	—
Impairment of digital currencies	—	—	(334)	—	—	—
Other income (expense)	(31)	(7)	(22)	(2)	(13)	(107)
Total other income (expense)	(179)	(184)	(943)	(197)	(410)	(793)
Loss before taxes	(3,520)	(8,713)	(6,212)	(19,877)	(26,026)	(16,229)
Income tax benefit (expense)	—	—	—	—	88	(68)
Net loss	(3,520)	(8,713)	(6,212)	(19,877)	(25,938)	(16,297)
Cumulative translation adjustment	(16)	43	(43)	117	127	(327)
Comprehensive loss	$(3,536)	$(8,670)	$(6,255)	$(19,760)	$(25,811)	$(16,624)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2018	2017	2018	2017	2017	2016
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0
Cost of revenues	51.9	52.7	35.5	56.2	58.8	60.9
Gross profit	48.1%	47.3	64.5%	43.8%	41.2%	39.1

Comparison of Three and Nine Months Ended September 30, 2018 and 2017

Revenue

	Three Months Ended September 30,		Change
	2018	2017	Amount	%
Revenue
Platform subscriptions and services	$4,349	$5,457	$(1,108)	(20.3)%
Application transaction	866	1,970	(1,104)	(56.0)%
Total revenue	$5,215	$7,427	$(2,212)	(29.8)%
Platform subscriptions and services as a percentage of total revenue	83.4%	73.5%
Application transactions as a percentage of total revenue	16.6%	26.5%

	Nine Months Ended September 30,		Change
	2018	2017	Amount	%
Revenue
Platform subscriptions and services	$14,801	$12,510	$2,291	18.3%
Application transaction	9,579	9,075	504	5.6%
Total revenue	$24,380	$21,585	$2,795	12.9%
Platform subscriptions and services as a percentage of total revenue	60.7%	58.0%
Application transactions as a percentage of total revenue	39.3%	42.0%

Total revenue decreased $2.2 million, or 29.8%, in the three months ended September 30, 2018 compared to the corresponding period in 2017. Subscription and services revenue decreased $1.1 million, or 20.3%, mainly related to a decrease in revenue from one significant customer. Application transaction revenue decreased $1.1 million, or 56%, mainly related to two customers who decreased or ceased running advertising campaigns with us.

Total revenue increased $2.8 million, or 12.9%, in the nine months ended September 30, 2018 compared to the corresponding period in 2017. Subscription and services revenue increased $2.3 million, or 18.3%, primarily driven by the fulfillment of contracts related to new customers. Application transaction revenue increased $0.5 million, or 5.6%, due to the Company being released from a revenue share liability of $6.3 million from an application transaction partner. However, the majority of this was offset by the loss of revenue due to decreased or ceased advertising campaigns.

Cost of Revenue, Gross Profit and Gross Margin

	Three Months Ended September 30,		Change
	2018	2017	Amount	%
Cost of Revenue
Platform subscriptions and services	$2,408	$2,193	$215	9.8%
Application transaction	299	1,724	(1,425)	(82.7)%
Total cost of revenue	$2,707	$3,917	$(1,210)	(30.9)%
Gross Profit
Platform subscriptions and services	$1,941	$3,264	$(1,323)	(40.5)%
Application transaction	567	246	321	130.5%
Total gross profit	$2,508	$3,510	$(1,002)	(28.5)%
Gross Margin
Platform subscriptions and services	44.6%	59.8%
Application transaction	65.5%	12.5%
Total gross margin	48.1%	47.3%

	Nine Months Ended September 30,		Change
	2018	2017	Amount	%
Cost of Revenue
Platform subscriptions and services	$7,176	$5,338	$1,838	34.4%
Application transaction	1,467	6,802	(5,335)	(78.4)%
Total cost of revenue	$8,643	$12,140	$(3,497)	(28.8)%
Gross Profit
Platform subscriptions and services	$7,625	$7,172	$453	6.3%
Application transaction	8,112	2,273	5,839	256.9%
Total gross profit	$15,737	$9,445	$6,292	66.6%
Gross Margin
Platform subscriptions and services	51.5%	57.3%
Application transaction	84.7%	25.0%
Total gross margin	64.5%	43.8%

Total gross profit decreased $1.0 million, or 28.5%, in the three months ended September 30, 2018 compared to the corresponding period of 2017. Decrease related to lower margin in subscription and services revenue due to timing of completion and delivery of customer launches coupled with lower revenue as previously discussed. This was offset by $0.3 million increase in gross profit in application transaction business due to improvements in media spend purchasing.

Total gross profit increased $6.3 million, or 66.6%, in the nine months ended September 30, 2018 primarily attributable to an application transaction partner release the Company from its liability to them in the amount of $6.3 million.

Operating Expenses

	Three Months Ended September 30,		Change
	2018	2017	Amount	%
Operating expenses
Sales and marketing	$1,241	$2,935	$(1,694)	(57.7)%
General and administrative	2,937	6,382	(3,445)	(54.0)%
Research and development	1,671	2,722	(1,051)	(38.6)%
Total operating expenses	$5,849	$12,039	$(6,190)	(51.4)%

	Nine Months Ended September 30,		Change
	2018	2017	Amount	%
Operating expenses
Sales and marketing	$4,573	$8,623	$(4,050)	(47.0)%
General and administrative	10,744	11,922	(1,178)	(9.9)%
Research and development	5,689	8,580	(2,891)	(33.7)%
Total operating expenses	$21,006	$29,125	$(8,119)	(27.9)%

Sales and Marketing

Sales and marketing expense decreased $1.7 million, or (57.7%), and $4.1 million, or (47.0%), in the three and nine months ended September 30, 2018, respectively, compared to the corresponding periods of 2017 primarily due to lower commissions as a result of lower application transaction revenues and reduced employee compensation costs due to lower headcount.

General and Administrative

General and administrative expense decreased $3.4 million, or 54.0%, and $1.2 million, or 9.9%, in the three and nine months ended September 30, 2018, respectively, compared to the corresponding periods of 2017. The three-month decrease is attributable to bad debt charge in 2017 related to our litigation with Uber. The nine-month decrease is related to the aforementioned bad debt charge, offset by an increase professional fees related to exploration of strategic alternatives leading up to the execution of the Merger and litigation related to the dispute with two customers.

Research and Development

Research and development expense decreased $1.1 million, or (38.6%), and $2.9 million, or (33.7%), in the three and nine months ended September 30, 2018, respectively, compared to the corresponding periods of 2017 as a result of decreased employee and contract headcount dedicated to research and development initiatives.

Other income (expense)

	Three Months Ended September 30,		Change
	2018	2017	Amount	%
Other income (expense)
Interest expense	$(148)	$(177)	$29	(16.4)%
Fair value adjustment for warrant liabilities	-	-	-	-%
Fair value adjustment for digital currencies	-	-	-	-%
Other income	(31)	(7)	(24)	342.9%
Total other income (expense)	$(179)	$(184)	$5	(2.7)%

	Nine Months Ended September 30,		Change
	2018	2017	Amount	%
Other income (expense)
Interest expense	$(533)	$(195)	$(338)	173.3%
Fair value adjustment for warrant liabilities	(54)	-	(54)	-%
Fair value adjustment for digital currencies	(334)	-	(334)	-%
Other income	(22)	(2)	(20)	1,000.0%
Total other income (expense)	$(943)	$(197)	$(746)	378.7%

Interest expense decreased $29 thousand and increased $338 thousand in the three and nine months ended September 30, 2018, respectively, compared to the corresponding periods of 2017, primarily related to the amount of financing used under our factoring financing arrangement.

Other income (expense) increased $746 or $378.7% in the nine months ended September 30, 2018 compared to the corresponding period of 2017 primarily related to the increase in interest expense noted above as well as the impairment on digital currency recognized during the second quarter of 2018. The change in other income (expense) during the three months ended September 30, 2018 was not material.

Comparison of the years ended December 31, 2017 and 2016

Management’s Discussion and Analysis for the years ended December 31, 2017 and 2016 are included in the Stellar Acquisition III Form S-4 filed with the Securities and Exchange Commission on November 13, 2018.